                                                       OMB APPROVAL
                                                       ------------
                                                OMB NUMBER:  3235-0145
                                                EXPIRES:  DECEMBER 31, 1997
                                                ESTIMATED AVERAGE BURDEN
                                                HOURS PER RESPONSE........14.90
                                               -------------------------------



                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)*

                          SPRECKELS INDUSTRIES, INC.
                               (Name of Issuer)


                CLASS A COMMON STOCK, PAR VALUE $.01 PER SHARE
                        (Title of class of securities)


                                  849416 20 1
                                (CUSIP number)

                  PHILLIP S. SCHAEFFER, SENIOR VICE PRESIDENT
                              ROBERT FLEMING INC.
                    320 PARK AVENUE, 11TH AND 12TH FLOORS,
                  NEW YORK, N.Y. 10022-6815, (212) 508-3600
           (Name, address and telephone number of person authorized
                    to receive notices and communications)

                                AUGUST 26, 1996
            (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box.|_|

Check the following box if a fee is being paid with the statement.|_| (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

                                 SCHEDULE 13D


CUSIP No. 849416 20 1                                Page  2  of 19 Pages
          ------------                                   -----      -----
- -------------------------------  -----------------  ---------------------------

     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Robert Fleming Inc.
- ------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |X|
                                                                        (b) | |

- ------------------------------------------------------------------------------
     3       SEC USE ONLY


- ------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             AF, WC, OO
- ------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                          | |

- ------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OR ORGANIZATION

             Delaware
- ------------------------------------------------------------------------------
  NUMBER OF       7       SOLE VOTING POWER
   SHARES
BENEFICIALLY               - 0 -*
OWNED BY EACH  ---------------------------------------------------------------
  REPORTING       8       SHARED VOTING POWER
 PERSON WITH
                           - 0 -*
               ---------------------------------------------------------------
                  9       SOLE DISPOSITIVE POWER

                           - 0 -*
               ---------------------------------------------------------------
                 10       SHARED DISPOSITIVE POWER

                           - 0 -*
- -------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             - 0 -*
- ------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*
                                                                           | |

- ------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0%*
- ------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             IA
- ------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- ------------------------
*        See Item 5.

                                 SCHEDULE 13D


CUSIP No. 849416 20 1                                Page  3  of 19 Pages
          ------------                                   -----      -----
- -------------------------------  -----------------  ---------------------------

     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Phillip S. Schaeffer
- ------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |X|
                                                                        (b) | |

- ------------------------------------------------------------------------------
     3       SEC USE ONLY


- ------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             PF
- ------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                          | |

- ------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OR ORGANIZATION

             United States
- ------------------------------------------------------------------------------
  NUMBER OF       7       SOLE VOTING POWER
   SHARES
BENEFICIALLY               - 0 -*
OWNED BY EACH  ---------------------------------------------------------------
  REPORTING       8       SHARED VOTING POWER
 PERSON WITH
                           - 0 -*
               ---------------------------------------------------------------
                  9       SOLE DISPOSITIVE POWER

                           - 0 -*
               ---------------------------------------------------------------
                 10       SHARED DISPOSITIVE POWER

                           - 0 -*
- -------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             - 0 -*
- ------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*
                                                                           | |

- ------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0%*
- ------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             IN
- ------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- ------------------------
*        See Item 5.

                                 SCHEDULE 13D


CUSIP No. 849416 20 1                                Page  4  of 19 Pages
          ------------                                   -----      -----
- -------------------------------  -----------------  ---------------------------

     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Michael E. Rowe
- ------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |X|
                                                                        (b) | |

- ------------------------------------------------------------------------------
     3       SEC USE ONLY


- ------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             PF
- ------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                          | |

- ------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OR ORGANIZATION

             United States
- ------------------------------------------------------------------------------
  NUMBER OF       7       SOLE VOTING POWER
   SHARES
BENEFICIALLY               - 0 -*
OWNED BY EACH  ---------------------------------------------------------------
  REPORTING       8       SHARED VOTING POWER
 PERSON WITH
                           - 0 -*
               ---------------------------------------------------------------
                  9       SOLE DISPOSITIVE POWER

                           - 0 -*
               ---------------------------------------------------------------
                 10       SHARED DISPOSITIVE POWER

                           - 0 -*
- -------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             - 0 -*
- ------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*
                                                                           | |
- ------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0%*
- ------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             IN
- ------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- ------------------------
*        See Item 5.

                                 SCHEDULE 13D


CUSIP No. 849416 20 1                                Page  5  of 19 Pages
          ------------                                   -----      -----
- -------------------------------  -----------------  ---------------------------

     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Sara H. Schaeffer
- ------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |X|
                                                                        (b) | |

- ------------------------------------------------------------------------------
     3       SEC USE ONLY


- ------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             PF
- ------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                          | |

- ------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OR ORGANIZATION

             United States
- ------------------------------------------------------------------------------
  NUMBER OF       7       SOLE VOTING POWER
   SHARES
BENEFICIALLY               - 0 -*
OWNED BY EACH  ---------------------------------------------------------------
  REPORTING       8       SHARED VOTING POWER
 PERSON WITH
                           - 0 -*
               ---------------------------------------------------------------
                  9       SOLE DISPOSITIVE POWER

                           - 0 -*
               ---------------------------------------------------------------
                 10       SHARED DISPOSITIVE POWER

                           - 0 -*
- -------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             - 0 -*
- ------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*
                                                                           | |
- ------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0%*
- ------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             IN
- ------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- ------------------------
*        See Item 5.

                                 SCHEDULE 13D


CUSIP No. 849416 20 1                                Page  6  of 19 Pages
          ------------                                   -----      -----
- -------------------------------  -----------------  ---------------------------

     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Louis P. and Marilyn J. Schaeffer
- ------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |X|
                                                                        (b) | |

- ------------------------------------------------------------------------------
     3       SEC USE ONLY


- ------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             PF
- ------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                          | |

- ------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OR ORGANIZATION

             United States
- ------------------------------------------------------------------------------
  NUMBER OF       7       SOLE VOTING POWER
   SHARES
BENEFICIALLY               - 0 -*
OWNED BY EACH  ---------------------------------------------------------------
  REPORTING       8       SHARED VOTING POWER
 PERSON WITH
                           - 0 -*
               ---------------------------------------------------------------
                  9       SOLE DISPOSITIVE POWER

                           - 0 -*
               ---------------------------------------------------------------
                 10       SHARED DISPOSITIVE POWER

                           - 0 -*
- -------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             - 0 -*
- ------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*
                                                                           | |

- ------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0%*
- ------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             IN
- ------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- ------------------------
*        See Item 5.

                                 SCHEDULE 13D


CUSIP No. 849416 20 1                                Page  7  of 19 Pages
          ------------                                   -----      -----
- -------------------------------  -----------------  ---------------------------

     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Frank E. Rowe, Jr.
- ------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |X|
                                                                        (b) | |

- ------------------------------------------------------------------------------
     3       SEC USE ONLY


- ------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             PF
- ------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                          | |

- ------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OR ORGANIZATION

             United States
- ------------------------------------------------------------------------------
  NUMBER OF       7       SOLE VOTING POWER
   SHARES
BENEFICIALLY               - 0 -*
OWNED BY EACH  ---------------------------------------------------------------
  REPORTING       8       SHARED VOTING POWER
 PERSON WITH
                           - 0 -*
               ---------------------------------------------------------------
                  9       SOLE DISPOSITIVE POWER

                           - 0 -*
               ---------------------------------------------------------------
                 10       SHARED DISPOSITIVE POWER

                           - 0 -*
- -------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             - 0 -*
- ------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*
                                                                           | |
- ------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0%*
- ------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             IN
- ------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- ------------------------
*        See Item 5.

                                 SCHEDULE 13D


CUSIP No. 849416 20 1                                Page  8  of 19 Pages
          ------------                                   -----      -----
- -------------------------------  -----------------  ---------------------------

     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Portfolio Press
- ------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |X|
                                                                        (b) | |

- ------------------------------------------------------------------------------
     3       SEC USE ONLY


- ------------------------------------------------------------------------------
     4       SOURCE OF FUNDS*

             WC
- ------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                          | |

- ------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OR ORGANIZATION

             New York
- ------------------------------------------------------------------------------
  NUMBER OF       7       SOLE VOTING POWER
   SHARES
BENEFICIALLY               - 0 -*
OWNED BY EACH  ---------------------------------------------------------------
  REPORTING       8       SHARED VOTING POWER
 PERSON WITH
                           - 0 -*
               ---------------------------------------------------------------
                  9       SOLE DISPOSITIVE POWER

                           - 0 -*
               ---------------------------------------------------------------
                 10       SHARED DISPOSITIVE POWER

                           - 0 -*
- -------------------------------------------------------------------------------
     11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             - 0 -*
- ------------------------------------------------------------------------------
     12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*
                                                                           | |
- ------------------------------------------------------------------------------
     13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             0%*
- ------------------------------------------------------------------------------
     14      TYPE OF REPORTING PERSON*

             CO
- ------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

- ------------------------
*        See Item 5.

                  This Amendment No.1 (the "Amendment") to the statement on
Schedule 13D, dated January 12, 1995 (the "Schedule 13D"), relates to the
Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of Spreckels Industries, Inc. (the "Company"), a Delaware corporation with its principal executive office at One Morrocroft Centre, Suite 450, 6805 Morrison Boulevard, Charlotte NC 28211, and amends the Schedule 13D as set forth herein. Capitalized terms used herein have the meanings ascribed to such terms in the
Schedule 13D. In accordance with Rule 13d-2(c) under the Securities Exchange Act of 1934, as amended, the Schedule 13D (other than the exhibits thereto, which are not required to be so restated) has been restated in electronic format and separately resubmitted.

ITEM 2. IDENTITY & BACKGROUND

                  The principal business address of Reporting Persons RFI, Phillip Schaeffer and Michael Rowe, previously located at 1285 Avenue of the Americas, New York, New York 10019, is 320 Park Avenue, 11th and 12th Floor, New York, New York 10022-6815. David Clapham, James Rawlings and Linda Renkwitz, previously identified in Exhibit 3 to the Schedule 13D as Director, SVP International Sales; Managing Director, Corporate Finance; and Senior Vice President, respectively, of RFI, are no longer directors or executive officers of RFI.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

                  (a) As a result of the January 1995 purchases referenced in
Item 5(c), below, the aggregate number of RFI Managed Shares and RFI Direct Shares increased from 468,548 to 508,548. Following the transactions referenced in Items 5(c) and (e), below, none of the Reporting Persons beneficially owns any of the outstanding shares of the Class A Common Stock.

                  (c) On January 18, 1995, RFI purchased in the open market 20,000 shares of Class A Common Stock for $9.875 per share, for aggregate consideration of $197,500 (including brokerage commissions). On January 25, 1995, RFI purchased in the open market 20,000 shares of Class A Common Stock for $9.125 per share, for aggregate consideration of $182,500 (including brokerage commissions).

                   On August 26, 1996, RFI sold 508,548 shares of Class A Common Stock (representing all of the RFI Managed Shares and all of the RFI Direct Shares) at an average sales price of $23.67 per share, for aggregate proceeds of $12,039,316 (including brokerage commissions). Such shares were sold in the open market.

                  On August 27, 1996, Phillip Schaeffer disposed of all 22,615 shares of Class A Common Stock over which he had sole voting and dispositive power. Of such total, 20,365 shares were sold at a price of $23.375 per share, for aggregate proceeds of $476,032 (including brokerage commissions). Such shares were sold in the open market. The remaining 2,250 shares of Class A Common Stock were disposed of as a gift. No proceeds were realized upon such disposition.

                  (e) As indicated above in Item 5(c), RFI sold all of the RFI Managed Shares and the RFI Direct Shares on August 26, 1996 and Phillip Schaeffer disposed of all of his shares of Class A Common Stock on August 27, 1996. As previously disclosed in the Schedule 13D, on January 10, 1995, all of the Sara Schaeffer Shares, all of the Louis and Marilyn Schaeffer Shares, all of the Michael Rowe Shares, all of the Frank Rowe Shares and all of the Portfolio Shares were sold in the open market.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

                  Exhibits 1, 2 and 4 to the Schedule 13D are hereby incorporated by reference as exhibits to the Amendment. Exhibit 3 to the
Schedule 13D has been amended and is restated electronically as Exhibit 3 to the Amendment.

                                  SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.*

Dated: August 29, 1996

                            ROBERT FLEMING INC.



                            By: /s/ Arthur A. Levy
                            ----------------------
                                Name:  Arthur A. Levy
                                Title: President


- --------
* Each of the undersigned Reporting Persons certifies only the information stated herein regarding such Reporting Person.

                                                    SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.*

Dated: August 29, 1996





                            By: /s/ Arthur A. Levy
                            ----------------------
                                 Phillip S. Schaeffer
                                 By:  Arthur A. Levy
                                 Title:    Attorney-in-fact


- --------
* Each of the undersigned Reporting Persons certifies only the information stated herein regarding such Reporting Person.

                                                    SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.*

Dated: August 29, 1996





                            By: /s/ Arthur A. Levy
                            ----------------------
                                   Michael E. Rowe
                                   By:  Arthur A. Levy
                                   Title:    Attorney-in-fact


- --------
* Each of the undersigned Reporting Persons certifies only the information stated herein regarding such Reporting Person.

                                                    SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.*

Dated: August 29, 1996





                            By: /s/ Arthur A. Levy
                            ----------------------
                                Sara H. Schaeffer
                                By:  Arthur A. Levy
                                Title:    Attorney-in-fact


- --------
* Each of the undersigned Reporting Persons certifies only the information stated herein regarding such Reporting Person.

                                                    SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.*

Dated: August 29, 1996





                            By: /s/ Arthur A. Levy
                            ----------------------
                                  Louis P. Schaeffer
                                  By:  Arthur A. Levy
                                  Title:  Attorney-in-fact


- --------
* Each of the undersigned Reporting Persons certifies only the information stated herein regarding such Reporting Person.

                                                    SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.*

Dated: August 29, 1996





                            By: /s/ Arthur A. Levy
                            ----------------------
                                 Marilyn J. Schaeffer
                                 By:  Arthur A. Levy
                                 Title:    Attorney-in-fact


- --------
* Each of the undersigned Reporting Persons certifies only the information stated herein regarding such Reporting Person.

                                                    SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.*

Dated: August 29, 1996





                            By: /s/ Arthur A. Levy
                            ----------------------
                                Frank E. Rowe, Jr.
                                By: Arthur A. Levy
                                Title: Attorney-in-fact


- --------
* Each of the undersigned Reporting Persons certifies only the information stated herein regarding such Reporting Person.

                                                    SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.*

Dated: August 29, 1996

                                PORTFOLIO PRESS



                                 By: /s/ Arthur A. Levy
                                 ----------------------
                                       Name:  Arthur A. Levy
                                       Title:    Attorney-in-fact

- --------
* Each of the undersigned Reporting Persons certifies only the information stated herein regarding such Reporting Person.